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                                EXHIBIT INDEX

(a)(3) Articles of Amendment to the Articles of Incorporation, dated April 21, 2006.

(d)(1) Investment Management Services Agreement, amended and restated, dated May 1, 2006, between Registrant and RiverSource Investments, LLC.

(d)(13) Subadvisory Agreement, dated April 24, 2006, between River Road Asset Management, LLC and RiverSource Investments, LLC

(e) Distribution Agreement, amended and restated, dated May 1, 2006, between Registrant and IDS Life Insurance Company

(h)(3) Transfer Agency and Servicing Agreement, amended and restated, dated May 1, 2006, between Registrant and RiverSource Service Corporation.

(m) Plan and Agreement of Distribution, amended and restated, dated May 1, 2006, between Registrant and IDS Life Insurance Company.

(p)(8) Code of Ethics adopted under Rule 17j-1 for RiverSource Variable Portfolio - Small Cap Value Fund's Subadviser River Road
         Asset Management, LLC, dated July 1, 2005.